EX-99.1

Goldman Sachs BDC, Inc. Favorably Amends Its Revolving Credit Facility

Company Release – November 5, 2015

NEW YORK — (BUSINESS WIRE) — Goldman Sachs BDC, Inc. (“GS BDC” or the “Company”) (NYSE: GSBD) announced today that it has favorably amended its senior secured revolving credit agreement (as amended and supplemented, the “Revolving Credit Facility”), resulting in a reduction of the stated interest rate and an extension of the maturity date. Aggregate commitments under the Revolving Credit Facility increased from $560 million to $570 million. The Revolving Credit Facility includes an accordion feature that permits the Company, under certain circumstances, to increase its total borrowing capacity to a maximum of $1.0 billion.

The stated interest rate on the Revolving Credit Facility was changed from LIBOR plus 2.25% to either LIBOR plus 1.75% or LIBOR plus 2.00%, depending on debt outstanding and subject to borrowing base conditions. The final maturity date has been extended from October 3, 2019 to November 4, 2020.

The foregoing description is only a summary of certain of the provisions of the Revolving Credit Facility and is qualified in its entirety by the underlying agreements.

ABOUT GOLDMAN SACHS BDC, INC.

Goldman Sachs BDC, Inc. is a specialty finance company that has elected to be regulated as a business development company under the Investment Company Act of 1940. GS BDC was formed by The Goldman Sachs Group, Inc. (“Goldman Sachs”) to invest primarily in middle-market companies in the United States, and is externally managed by Goldman Sachs Asset Management, L.P., an SEC-registered investment adviser and a wholly-owned subsidiary of Goldman Sachs. GS BDC seeks to generate current income and, to a lesser extent, capital appreciation primarily through direct originations of secured debt, including first lien, first lien/last-out unitranche and second lien debt, and unsecured debt, including mezzanine debt, as well as through select equity investments. For more information, visit www.goldmansachsbdc.com.

Goldman Sachs BDC, Inc.

Investor Contact: Katherine Schneider, 203-983-2529

Media Contact: Andrew Williams, 212-902-5400

Source: Goldman Sachs BDC, Inc.